PLS CPA, A PROFESSIONAL CORPORATION
t 4725 MERCURY STREET, SUITE 210 t SAN DIEGO t CALIFORNIA 92111t
t TELEPHONE (858) 722-5953 t FAX (858) 761-0341 t FAX (858) 433-2979
t E-MAIL changgpark@gmail.com t

November 12, 2014

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of American Home Alliance Corporation of our report dated on November 12, 2014, with respect to the unaudited interim financial statements of American Home Alliance Corporation, included in Form 10-Q for the period ended September 30, 2014.

Very truly yours,

/s/  PLS CPA
PLS CPA, A Professional Corp.
San Diego, CA. 92111

Registered with the Public Company Accounting Oversight Board